Exhibit 99.1

ESSA Bancorp, Inc. Announces the Appointment of Two New Directors
STROUDSBURG, PA / ACCESSWIRE / December 23, 2020 / ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA), the holding company for ESSA Bank & Trust, a $1.9 billion asset institution providing full service commercial and retail banking, and financial and investment services in eastern Pennsylvania, today announced that Carolyn P. Stennett, Esq. and Dr. Tina Q. Richardson have been appointed to the Board of Directors.  These appointments increase the size of the Company’s Board of Directors to 10 members.
Ms. Stennett is Vice President, Human Resources at Victaulic Company.  She leads the global human resources team and is responsible for all aspects of Victaulic’s people strategy that supports Victaulic’s strategic growth and corporate objectives.  She was formerly the deputy director and general counsel for the National Head Start Association and assistant general counsel for United Technologies Corporation.  Ms. Stennett received her B.S. in chemistry from Howard University, Master of Public Administration from Harvard University Kennedy School and J.D. from Boston College Law School.  She currently serves on the board of trustees for the Allentown Art Museum and Cedar Crest College.  Ms. Stennett resides in Allentown, PA.
Dr. Richardson is Chancellor of Penn State University’s Lehigh Valley campus.  As CEO of the Campus, she is responsible for all managerial decisions related to strategic planning, academics, student experiences, financial resource management and facilities management.    She was formerly associate dean of academic affairs at Drexel University School of Education and served twenty years as a faculty member at Lehigh University.  Dr. Richardson received her bachelor’s degree in psychology and master’s and doctorate in counseling psychology from the University of Maryland.  She currently serves on the board of directors for Good Shepard Penn Partners, Greater Lehigh Valley Chamber of Commerce, Lehigh Valley Economic Development Corporation, Lehigh Valley Partnership and United Way of the Greater Lehigh Valley.  Dr. Richardson resides in Bethlehem, PA.
“Carolyn and Tina bring strong qualifications and vast experience to our Board.” said Robert Selig, Jr. Board Chair.  “Their expertise in education and training is consistent with our Company’s guiding principles.  We are pleased to have two accomplished individuals bringing their talents to our governing Board.”
About the Company ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust which was formed in 1916.  Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets in Pennsylvania.  ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC.  ESSA Bancorp, Inc. stock trades on the NASDAQ Global MarketSM under the symbol “ESSA.”

Corporate Center:  200 Palmer Street  PO Box L  Stroudsburg, PA 18360-0160  570-421-0531   Fax: 570-421-7158